SCHEDULE 14A INFORMATION

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(Amendment No.     )

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THE COAST DISTRIBUTION SYSTEM, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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THE COAST DISTRIBUTION SYSTEM, INC.

350 Woodview Avenue

Morgan Hill, California 95037

(408) 782-6686

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 25, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of The Coast Distribution System, Inc., a Delaware corporation (the “Company”), will be held at the Executive Offices of the Company, 350 Woodview Avenue, Morgan Hill, California 95037, on Tuesday, August 25, 2009, at 10:00 A.M., Pacific Time, for the following purposes, as more fully described in the accompanying Proxy Statement:

(1)	To elect Thomas R. McGuire and Ben A. Frydman as the Class III Directors of the Company for a term of three years;

(2)	To ratify the appointment of Burr Pilger & Mayer LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on July 16, 2009 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

Pursuant to new rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card and a copy of our 2008 Annual Report to Stockholders, and by notifying you of the availability of those proxy materials on the Internet at http://investors.coastdistribution.com. In order to protect the privacy of our stockholders, that website does not have “cookies” or other tracking features that would make it possible to identify visitors to the website.

By Order of the Board of Directors

Sandra A. Knell

Executive Vice President and Secretary

July 23, 2009

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on Tuesday, August 25, 2009.

This Proxy Statement, the proxy card and our 2008 Annual Report to Stockholders are available online at http://investors.coastdistribution.com.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. Completing and returning the enclosed proxy will assure that your vote will be counted and it will not prevent you from voting in person if you choose to attend the Annual Meeting.

THE COAST DISTRIBUTION SYSTEM, INC.

350 Woodview Avenue

Morgan Hill, California 95037

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be Held August 25, 2009

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of The Coast Distribution System, Inc., a Delaware corporation (“Coast” or the “Company”), for use at its 2009 Annual Meeting of Stockholders to be held on Tuesday, August 25, 2009, at 10:00 A.M., Pacific Time, at the executive offices of the Company, 350 Woodview Avenue, Morgan Hill, California 95037. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about July 24, 2009.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY

COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Some stockholders may have their shares registered in different names or hold shares in different capacities. For example, a stockholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple proxy cards. If you want all of your votes to be counted, please be sure to complete, sign and date and return all of those proxy cards.

Who May Vote?

If you were a stockholder on the records of the Company at the close of business on July 16, 2009, you may vote at the 2009 Annual Meeting, either in person or by proxy. On that day, there were 4,449,431 shares of our common stock outstanding and entitled to vote.

How Many Votes Do I Have?

Each share is entitled to one vote on all matters presented for a vote of the stockholders. However, our Certificate of Incorporation provides that, if any stockholder who is entitled to vote and is in attendance, in person, at the Annual Meeting announces, prior to the voting, an intention to cumulate votes in the election of directors, then all stockholders will be entitled to cumulate votes in that election. In an election held by cumulative voting, each stockholder is entitled to cast a number of votes equal to the number of directors to be elected (which, at this year’s Annual Meeting, will be two) multiplied by the number of shares of common stock held by the stockholder, and those votes may be cast all for a single nominee or may be allocated, in such proportions as the stockholder chooses, between two of the nominees properly placed in nomination. However, in accordance with the applicable provisions of the Company’s Certificate of Incorporation, no stockholder may cumulate votes for the election of an individual as a director unless that individual’s name has been properly placed in nomination before the voting and any stockholder who is present in person at the Annual Meeting has given notice, at the Meeting and before the voting, of such stockholder’s intention to cumulate his or her votes.

How May I Vote?

Attending the Meeting and Voting in Person.    If you were a stockholder of record as of July 16, 2009, you may vote in person by attending and casting your votes at the Annual Meeting.

Voting by Mail.    In the alternative, you may vote by proxy; that is, by giving someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to James Musbach, the Company’s President and Chief Executive Officer, and Robert S. Throop and Leonard P. Danna, both of whom are non-management directors of the Company (the “proxyholders”), by completing, signing and dating and returning the proxy card, in the postage-paid envelope, that have been enclosed with this Proxy Statement. If you sign and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors. If you forget to sign you proxy card your shares cannot be voted. However, if you sign your proxy card but forget to date it, your shares will still be voted as you have directed. You should, however, date your proxy card, as well as sign it.

Even if you vote by mail, you may later change your vote by taking one of the actions described below in the subsection entitled “How Can I Revoke My Proxy?”

How Will My Proxy Be Voted?

If you complete, sign and date and return your proxy card, your shares will be voted in accordance with your instructions. If you sign and return your proxy card without specifying how you want your shares voted, the proxyholders will vote your shares for: (i) the election of the Board’s nominees for Class III directors, and (ii) ratification of the appointment of Burr, Pilger & Mayer LLP as Coast’s independent registered public accountants (the “Outside Accountants”) for the year ending December 31, 2009.

If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted in accordance with the judgment of the proxyholders.

However, if your shares are held in a brokerage account or by a nominee, please read the information below under caption “Voting Shares Held by Brokers, Banks and Other Nominees” regarding how your shares may be voted.

Voting Shares Held by Brokers or by Banks or Other Nominee Holders

If you hold your shares of Coast common stock in a brokerage or nominee account, you are the “beneficial owner” of those shares, holding them in “street name.” In order to vote your shares, you must give voting instructions to your broker or the nominee holder of your shares. We ask brokers and nominee holders to obtain voting instructions from the beneficial owners of shares of our common stock. Proxies that are sent to us by brokers or nominee holders on your behalf will count toward a quorum and will be voted in accordance with the instructions that you have provided to the broker or nominee holder of your shares. If you fail to provide voting instructions, your broker or other nominee will have discretion to vote your shares at the Annual Meeting for the election of the Class III Directors (unless there is a “counter-solicitation” or your broker has knowledge of a “contest,” as those terms are used in the New York Stock Exchange Rules), and on the proposal to ratify the appointment of the Outside Accountants.

Required Vote

Quorum Requirement.    Our Bylaws require that a quorum be present, in person or by proxy, before any business may be transacted at the Meeting (other than adjourning the Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement). A quorum is present if a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is represented, either in person or by proxy, at the

Annual Meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Election of Directors.    Assuming a quorum of the stockholders is present, in person or by proxy, at the Annual Meeting, the two nominees who receive the highest number of votes cast will be elected as the Class III Directors. As a result, shares voted to “Withhold Authority” will not have any effect on the outcome of the election. Broker non-votes, which relate to shares for which “street” or “nominee” holders do not obtain voting instructions from the beneficial holders and cannot or do not choose to vote the shares on a discretionary basis, are not counted as votes cast and, therefore, also will have no effect on the outcome of the election.

Ratification of Appointment of Independent Accountants.    Ratification of the appointment of Burr Pilger & Mayer LLP, as the Company’s independent registered public accountants (Proposal No. 2) requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and voted on that proposal at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, however, will be treated as if they were not eligible to be voted on the proposal and, therefore, will not be counted, except for quorum purposes.

How Can I Revoke My Proxy?

If you were the record owner of your shares as of July 16, 2009 and, after you have returned your proxy card, you decide to change your vote, you may do so by taking any one of the following actions:

•

Sending a written notice that you are revoking your proxy, addressed to the Secretary of the Company, at 350 Woodview Avenue, Morgan Hill, California 95037, and then voting again by one of the methods described immediately below. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences.

•

Returning a new proxy card by mail at a later date than your prior proxy card or prior vote. To be effective, the new proxy card must be dated as of a date that is later than the date of your earlier proxy card and must be received by the Company before the Annual Meeting commences.

•	Attending the Meeting and voting in person at the Meeting in a manner different than your prior voting instructions.

However, if your shares are held by a broker or other nominee holder, and you want to change the voting instructions you have previously given to the broker or nominee holder, you will need to contact your broker or the nominee holder to ascertain the actions you will need to take to change your previous voting instructions.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of July 16, 2009, information regarding the ownership of the Company’s outstanding shares of common stock by (i) each person known to management to own, beneficially or of record, more than five percent (5%) of the Company’s outstanding shares of common stock, (ii) each of the directors (including those nominated for election at the Annual Meeting) and each of the Company’s Executive Officers who are named in the Compensation Table set forth below in this Proxy Statement (the “Named Executive Officers” or the “NEOs”), and (ii) all of the directors and Named Executive Officers as a group. As of July 16, 2009, a total of 4,449,431 shares of our common stock were outstanding.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
Thomas R. McGuire 350 Woodview Avenue Morgan Hill, CA 95037	526,433(2)	11.8%

Robert E. Robotti(3) Robotti & Company, Incorporated 52 Vanderbilt Avenue New York, NY 10017	401,421(3)	9.0%

JB Capital Partners, L.P. Alan W. Weber 5 Evan Place Armonk, NY 10504	375,100(4)	8.4%

Dimensional Fund Advisors, LP 1299 Ocean Avenue Santa Monica, CA 90401	367,369(5)	8.3%

Lone Star RV Sales, Inc. 14444 North Freeway, Houston, TX 77090	252,900(6)	5.7%

John W. Casey	39,000(7)	*

Robert S. Throop	37,000(7)	*

Ben A. Frydman	27,000(7)	*

Leonard P. Danna	12,000(7)	*

Sandra A. Knell	117,712(8)	2.6%

Dennis A. Castagnola	90,936(8)	2.0%

James Musbach	86,940(8)	1.9%

David A. Berger	72,881(8)	1.6%

All directors and NEOs as a group (9 persons)	1,009,902(9)	21.6%

*	Less than 1%.

(1)

Under SEC rules (i) a person is deemed to be the beneficial owner of shares if that person has, either alone or with others, the power to vote or to decide to dispose of those shares; and (ii) if a person holds options to purchase shares of our common stock, that person will be deemed to be the beneficial owner of the number of those shares that may be purchased by exercise of those options at any time during the succeeding 60 day period which, for purposes of this table, will end on September 14, 2009. The number of shares subject to options that are exercisable or may become exercisable during that 60-day period are deemed outstanding for purposes of computing the number of shares beneficially owned by, and the percentage ownership of, the person holding such options, but not for computing the percentage ownership of any other stockholder.

Except as otherwise noted below, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to any applicable community property laws.

(2)	Includes 30,350 shares subject to outstanding stock options exercisable during the 60-day period ending September 14, 2009.

(3)	According to a report filed by Robert E. Robotti with the SEC on March 28, 2008, of these 401,421 shares of the Company’s common stock, Mr. Robotti shares voting and dispositive power with: (i) Robotti & Company, Incorporated as to 5,000 of these shares; (ii) Robotti & Company, LLC, as to 18,950 of these shares, (iii) Robotti Company Advisors LLC as to 14,750 of these shares; (iv) Kenneth R. Wasiak, Ravenswood Management Company, LLC and Ravenswood Investment Company, L.P. as to 241,535 of these shares, and (v) Kenneth R. Wasiak, Ravenswood Management Company, LLC and Ravenswood Investments III, as to 101,186 of these shares. Mr. Robotti also reported that he may be deemed to share beneficial ownership with Suzanne Robotti, Mr. Robotti’s wife, as to 20,000 shares, even though the report states that Suzanne Robotti holds sole voting and dispositive power with respect to those 20,000 shares. However, the report also states that each of the above-named persons and entities disclaims beneficial ownership of the shares held by each of the other named persons and entities.

(4)	In a report filed with the SEC, JB Capital Partners, L.P. and Alan W. Weber, its general partner, reported that they share voting and dispositive power and, therefore, share beneficial ownership, with respect to 371,100 of these shares and that Mr. Weber is the sole beneficial owner of, with sole voting and dispositive power over, the other 4,000 shares. The report also states that each of JB Capital Partners and Mr. Weber disclaims beneficial ownership of the shares owned by the other, except to the extent of any pecuniary interest that such reporting person has in the shares of the other.

(5)	Dimensional Fund Advisors, LP (“DFA”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. According to a report filed by DFA with the SEC: (i) these 367,369 shares are owned by four investment companies registered under the Investment Company Act of 1940 and certain commingled group trusts and separate accounts, and (ii) in its capacity as investment advisor to those investment companies and investment manager of those trusts and accounts, DFA exercises sole voting and dispositive power over these shares. However, in that report DFA disclaimed beneficial ownership of these shares.

(6)	In a report filed with the SEC, Lone Star RV Sales, Inc. reported that it possesses sole ownership and dispositive power with respect to these shares and that it disclaims beneficial ownership of 13,000 shares owned by Scott Byrne and 10,000 shares owned by Gordon Byrne.

(7)	Includes shares subject to outstanding stock options which are or may become exercisable at any time during the 60-day period ending September 14, 2009, as follows: Mr. Casey—20,000 shares; Mr. Throop—12,000 shares; Mr. Frydman—18,000 shares; and Mr. Danna—12,000 shares.

(8)	Includes shares subject to outstanding stock options which are or may become exercisable at any time during the 60-day period ending September 14, 2009, as follows: Ms. Knell—27,050 shares; Mr. Castagnola—39,550 shares; Mr. Musbach—39,100 shares; and Mr. Berger—39,550 shares.

(9)	Includes a total of 237,600 shares subject to outstanding stock options which are or may become exercisable at any time during the 60-day period ending September 14, 2009.

ELECTION OF DIRECTORS

(Proposal No. 1)

The Board of Directors is comprised of six directors and is divided into three classes, designated as Class I, Class II and Class III, respectively, comprised of two directors each. The directors in each class stand for election in successive years, each for a three year term. The Class III directors will stand for election at this year’s Annual Meeting and the Board has nominated Thomas R. McGuire and Ben A. Frydman for election at the Meeting as the Company’s Class III Directors. Messrs. McGuire and Frydman were each elected by the stockholders as a Class III director at the 2006 Annual Stockholders Meeting. Messrs. McGuire and Frydman have consented to serve on the Board if elected at the Annual Meeting. The election of the Class I and Class II directors will take place at the 2010 and 2011 Annual Meetings, respectively.

Unless authority to vote has been withheld, the proxyholders intend to vote the shares represented by the proxies they receive for the election of Messrs. McGuire and Frydman as Class III Directors of the Company. If, for any reason, either of them should become unable to serve, then the Board of Directors may either (i) reduce the authorized number of Class III directors to one, in which case only one Class III Director-Nominee will stand for election at the 2009 Annual Meeting, or (ii) designate a substitute nominee for election as a Class III Director, in which event the votes represented by the proxies received by the proxyholders may be cast for the election of that substitute nominee. The Board of Directors has no reason to believe that either Mr. McGuire or Mr. Frydman will become unable to serve.

Vote Required and Vote Recommended by the Board of Directors

Under Delaware law, the two nominees for election as Class III Directors receiving the highest number of votes at the Annual Meeting will be elected.

If the election of the Class III directors at the Annual Meeting is held by cumulative voting, because a stockholder who is entitled to vote and is present, in person, at the Meeting has given notice at the Meeting of his or her intention to cumulate votes in the election of Directors, the proxyholders will have the discretion to cumulate the votes represented by the proxies they hold and to cast those votes, in such proportions as they deem appropriate, for either or both of the nominees named above, except with respect to any shares as to which authority to vote for a nominee has been withheld by a stockholder.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION

OF MESSRS. MCGUIRE AND FRYDMAN AS THE CLASS III DIRECTORS OF THE COMPANY

Nominees and Directors

The names and certain information, as of July 16, 2009, about the nominees for election as Class III Directors and the continuing Directors are set forth below.

Name	Age	Positions with Company	Director Since	Current Term Expires
Class III Directors and Nominees
Thomas R. McGuire	65	Executive Chairman and Chairman of the Board	1977	2009
Ben A. Frydman	62	Director	1988	2009

Continuing Directors:

Class I Directors:
Robert S. Throop	71	Director	1995	2010
Leonard P. Danna	56	Director	2003	2010

Class II Directors:
John W. Casey	67	Director	1998	2011
Jim Musbach	59	President, Chief Executive Officer and Director	2007	2011

Class III Directors and Nominees

Thomas R. McGuire, is the Company’s Executive Chairman and was the Company’s Chief Executive Officer from 1997 until April 2008, when he relinquished that position in connection with the promotion of Mr. Musbach from Chief Operating Officer to Chief Executive Officer. Mr. McGuire also is, and since the Company’s inception in 1977 has been, the Chairman of its Board of Directors.

Ben A. Frydman has served as a director of the Company since 1988. Mr. Frydman is, and for more than the past thirty years has been, engaged in the private practice of law as a member and shareholder of Stradling Yocca Carlson & Rauth, a Professional Corporation, which provided legal services to the Company in 2008 and is providing legal services to the Company in 2009.

Class I Directors

Robert S. Throop has served as a director of the Company since 1995. Until his retirement in late 1996, and for more than the prior five years, Mr. Throop was the Chairman and Chief Executive Officer of Anthem Electronics, Inc., which is a national distributor of semiconductor and computer products and was, during Mr. Throop’s tenure as its Chairman and CEO, a New York Stock Exchange listed company. Mr. Throop served as a director of the Manitowoc Company, a publicly traded company that is a leading manufacturer of industrial cranes, until he retired from its board in 2008.

Leonard P. Danna has served as a director of the Company and Chairman of the Audit Committee of the Board of Directors since November 2003. Mr. Danna is, and since April 1999 has been, an audit partner with the accounting firm of Vavrinek, Trine Day & Co., LLP. From August 1985 to April 1999, Mr. Danna was an audit partner with Grant Thornton LLP.

Class II Directors

John W. Casey has served as a director of the Company since August 1998. From 1980 and until his retirement in 1994, Mr. Casey was President and Chief Executive Officer of Shurflo Pump Mfg. Company (“Shurflo”), which is engaged in the manufacture and sale of pumps used in pumping and circulating water or other liquids in a variety of products and equipment, including recreational vehicles and soft drink dispensing machines. Mr. Casey also serves as a trustee of the Deschutes Land Trust.

James Musbach is and since April 2008 has been the Chief Executive Officer of the Company. From September 2006 until his promotion to CEO, Mr. Musbach was the Company’s President and Chief Operating Officer and since November 2007 has been a member of the Board of Directors. Prior to joining the Company in September 2006, Mr. Musbach was employed as Executive Vice President of Raytek Corporation, a manufacturer of infrared non-contact temperature measurement tools, sensors and systems, from 1995 until 2004. From 1994 until 1995, Mr. Musbach was the President of the Company.

There are no family relationships among any of the Company’s officers or directors.

THE BOARD OF DIRECTORS

Role of the Board of Directors.    In accordance with Delaware law and our Bylaws, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board keep informed about our business through discussions with management of the Company, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

Our Board members are encouraged to prepare for and to attend all meetings of the Board and the Board committees of which they are members and all stockholder meetings. During the fiscal year ended December 31, 2008, the Board of Directors of the Company held a total of four meetings and all of the directors attended at least 80% of the total of those meetings and the meetings of the Board committees on which they served during 2008. All of our directors also attended the 2008 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board has two standing committees: an Audit Committee and a Compensation Committee. Information regarding the members of each of those Committees and their responsibilities and the number of meetings held by those Committees in 2008 is set forth below. The Board of Directors, as a whole, functions as the Board Nominating Committee.

Audit Committee and Financial Experts.    The members of the Audit Committee are Leonard P. Danna, its Chairman, Robert S. Throop and John W. Casey. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the AMEX listed company rules and the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Board of Directors also has determined that each of Messrs. Danna and Throop meets the definition of “audit committee financial expert” adopted by the Securities Exchange Commission (the “SEC”). The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent registered public accounting firm engaged to audit the Company’s financial statements. Interested stockholders can obtain a copy of that charter at our Internet website at www.coastdistribution.com. To ensure independence, the Audit Committee meets separately with our outside auditors and with members of management, respectively. The Audit Committee held a total of four meetings during fiscal 2008.

Compensation Committee.    The members of the Compensation Committee are John W. Casey, who serves as the Committee’s Chairman, and Robert S. Throop and Leonard P. Danna, each of whom is independent (as defined in the AMEX listed company rules). The Compensation Committee (i) sets the salaries of the Company’s executive officers, (ii) adopts incentive compensation and other benefit plans for our executive officers, and sets the performance targets and determines the incentive compensation awards under management incentive compensation programs; (iii) administers the Company’s stock incentive plans and makes determinations with respect to the granting and terms of stock options and rights to purchase common stock under those plans; and (iv) reviews the Compensation Discussion & Analysis required by SEC rules and regulations to be included in annual meeting proxy statements, and recommends to the Board whether the Compensation Discussion & Analysis should be included in such proxy statements or other applicable filings. The Compensation Committee operates under a charter that sets forth the role and responsibilities of the Committee. A copy of that charter, which complies with applicable AMEX listed company rules, is accessible at our website at www.coastdistribution.com. The Compensation Committee held two meetings during fiscal 2008.

Nominating Committee.    The Board of Directors has decided that the full Board should perform the duties of a nominating committee for the Company. It made that decision because the Board believes that selecting new Board nominees is one of the most important responsibilities the Board members have to our stockholders and, for that reason, all of the members of the Board should have the right and responsibility to participate in the selection process. Additionally, each of the Board members, other than Messrs. McGuire and Musbach, is an “independent director” within the meaning of the AMEX listed company rules that are applicable to membership on Board Nominating Committees and Mr. McGuire is the largest stockholder of the Company and Mr. Musbach is the Company’s CEO and, in the opinion of the independent directors, they should have a role in the deliberations of the Board relating to the selection of directors. The Board has decided, however, that actions of the Board, in its role as Nominating Committee, can be taken only with the affirmative vote of a majority of the independent directors on the Board.

The Board’s primary responsibility, when acting as Nominating Committee, is to identify and screen new candidates for Board membership. Our Board of Directors has adopted a charter setting forth the responsibilities of the Board when acting as Nominating Committee. A copy of that charter, which complies with applicable AMEX listed company rules, is accessible at our website at www.coastdistribution.com. The Board met once during 2008 in its role as Nominating Committee.

CORPORATE GOVERNANCE

To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Coast that, in the opinion of the Board, would interfere with the exercise of that director’s independent judgment in carrying out his responsibilities as a director. Pursuant to Coast’s corporate governance guidelines, a director will not be independent if, within the preceding three years:

•	The director was employed by Coast;

•	An immediate family member of the director was employed as an executive officer of Coast;

•

The director was employed by or affiliated with, or an immediate family member of the director was employed in a professional capacity by or affiliated with, Coast’s independent registered public accounting firm;

•

A present Coast executive officer was on the compensation committee of the board of directors of a company that concurrently employed the Coast director, or an immediate family member of the director, as one of its executive officers;

•

The director received, or an immediate family member of the director received, more than $60,000 in direct compensation from Coast during any 12 month period within the preceding three years, other than fees and compensation for service as a director or Board committee member and any deferred compensation for prior service (provided such compensation is not contingent in any way on continued service with the Company); or

•

The director, or an immediate family member of the director, is a partner, executive officer, or controlling stockholder of another company or professional entity (including any law firm or investment banking firm) to which Coast made, or from which Coast received, payments for property or services in the current or any of the past three fiscal years that exceeded 5% of consolidated gross revenues of that company or professional entity for that year, or $200,000, whichever was more.

On the basis of the above criteria, the Board has determined that four of the Company’s six directors are independent, including Mr. Frydman. As Messrs. McGuire and Musbach are executive officers of the Company, they are not deemed to be independent directors under the criteria set forth above. In determining that Mr. Frydman is independent, the other independent directors considered the fact that Mr. Frydman is a shareholder in the law firm of Stradling Yocca Carlson & Rauth, which provided legal services to Coast during the past three years and is providing legal services to Coast in 2009. However, on the basis of the criteria set forth above and their evaluation of Mr. Frydman’s past performance as a director, the other independent directors determined that his relationship did not interfere with the exercise of his independent judgment in carrying out his responsibilities as a director of Coast.

Corporate Governance Guidelines

Our Directors believe that sound governance policies and practices provide an important framework to assist them in fulfilling their duties to the Company’s stockholders. In May 2004, our Board adopted the following governance guidelines, which include a number of policies and practices under which our Board has operated for some time, together with concepts suggested by various authorities in corporate governance and the requirements under the AMEX listed company rules and the Sarbanes-Oxley Act of 2002. Some of the principal subjects covered by those guidelines include:

•

Director Qualifications.    Candidates for election to the Board will be evaluated on the basis of each candidate’s independence and freedom from conflicts of interest, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and his or her ability and willingness to devote adequate time and effort to Board responsibilities.

•

Independence and Responsibilities of Directors.    A majority of the directors, but in no event less than three directors, must be independent directors (as defined in the AMEX listed company rules). Additionally, directors are expected to act in the best interests of all stockholders; develop and maintain a sound understanding of our business and the industry in which we operate; prepare for and attend Board and Board committee meetings; and provide active, objective and constructive participation at those meetings.

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Director Access to Management.    Directors are to be permitted access to members of management and members of management are to provide Board presentations regarding the functional areas of our business for which they are responsible.

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Adequate Funding for the Board and its Committees.    The Company will provide the funding necessary to enable the Board of Directors and each of its committees to retain independent advisors as the Board, or such committees acting independently of the Board, deem to be necessary or appropriate.

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Director Participation in Continuing Education Programs.    New directors will participate in programs designed to familiarize them with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and corporate governance guidelines. In addition, each incumbent director is expected to participate in continuing education programs relating to developments in the Company’s business and to corporate governance.

•	Annual Performance Evaluations. The Board and each Board committee will conduct an annual self-assessment of its performance.

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Executive Sessions Without Management.    The independent directors of the Board will hold separate sessions, outside the presence of management, to consider and evaluate the performance of the Company and its management and such other matters as they deem appropriate. In addition, the Audit Committee shall meet separately with the Company’s outside auditors.

Code of Business Conduct

We have adopted a Code of Business Conduct for our officers and employees. The Code also sets forth specific ethical policies and principles that apply to our Chief Executive Officer, Executive Chairman, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct is posted on our Internet website at www.coastdistribution.com. We also intend to disclose, on our Internet website, any amendments to the Code and any waivers of its requirements that may be granted to our Chief Executive Officer, Executive Chairman or Chief Financial Officer. No such waivers have been granted, to date, to any of those officers.

Communications with the Board

Stockholders and other parties interested in communicating with the non-management directors as a group may do so by writing to the Corporate Secretary, The Coast Distribution System, Inc., 350 Woodview Avenue, Morgan Hill, California 95037. The Corporate Secretary will review and forward to the appropriate member or members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that she otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by that Committee.

The Audit Committee also has established a “financial integrity hotline” for (i) Company employees and others to be able to communicate, anonymously, to the Audit Committee any concerns or issues they may have regarding accounting or auditing matters and (ii) for the receipt, retention and treatment of those communications and any complaints received with respect to such matters.

Nomination of Directors

In identifying candidates for membership on the Board, the directors will seek recommendations from existing Board members and executive officers. In addition, the Board will consider any candidates that may be recommended by any of the Company’s stockholders who make those recommendations in accordance with the procedures described below. The Board also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist it in identifying qualified Board candidates. It is the Board’s policy to evaluate all candidates for director in the same manner regardless of the source of the recommendation.

In assessing and selecting new candidates for Board membership, the Board of Directors will consider such factors, among others, as the candidate’s independence and freedom from conflicts of interest, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience, and the candidate’s reputation for integrity. When selecting a nominee from among candidates considered by the Board, it will conduct background inquiries of and interviews with the candidates the Board members believe are best qualified to serve as directors of the Company. The Board members will consider a number of factors in making their selection of a nominee from among those candidates, including, among others, whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; the candidate’s independence, including whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of a director; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Stockholder Recommendation of Board Candidates.    Any stockholder desiring to submit a recommendation for consideration by the Board of a candidate that the stockholder believes is qualified to be a Board nominee at any annual stockholders meeting may do so by submitting that recommendation in writing to the Board not later 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. However, if the date of an annual meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for that annual meeting. In addition, in order for the Board to be able to evaluate the proposed nominee’s qualifications, the recommendation needs to be accompanied by the following information: (i) the name and address of the nominating stockholder and the person that the nominating stockholder is recommending for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the nomination of that candidate; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating stockholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such stockholder, on the one hand, and the person that the nominating stockholder is recommending for election to the Board or any other person or persons (naming each such person), on the other hand; (iv) such other information regarding the recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the written consent of the recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director.

Stockholder Nominations.    Our Bylaws provide that any stockholder also may nominate, at any annual meeting of stockholders, one or more candidates for election to the Board of Directors, by giving the Company written notice (addressed to the Secretary of the Company at the Company’s principal offices) of such stockholder’s intention to do so not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. Such notice must be accompanied by the same information, described in the immediately preceding paragraph, regarding such candidate or candidates to be nominated for election to the Board and the nominating stockholder and the written consent of each such candidate to be named as a nominee and, if nominated and elected, to serve as a director. Any stockholder nomination at any annual meeting that does not comply with these Bylaw requirements will be ineffective and disregarded. No such notice was received from any stockholder with respect to the upcoming Annual Meeting and, therefore, the election of directors at that Meeting will be uncontested.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires each of our directors and executive officers, and any person who owns more than 10% of our common stock, to file reports with the SEC containing information regarding such person’s ownership and changes in ownership of our shares and of options to purchase any of our shares. Our directors and executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all forms that each has filed pursuant to Section 16(a) of the Exchange Act. To the best of our knowledge, based solely on a review of the copies of such reports furnished to us during 2008 or written representations that no other reports were required, all officers, directors, and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them in fiscal 2008.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The members of our Compensation Committee in 2008 were John W. Casey, its Chairman, Robert S. Throop and Leonard P. Danna, all of whom are independent directors as defined in the rules of the American Stock Exchange (the “AMEX”). The Compensation Committee operates pursuant to a written charter that outlines its duties and responsibilities. The charter is accessible in the Investors section of our website at www.coastdistribution.com.

The principal responsibilities of the Compensation Committee are (i) to determine the nature and amounts of the compensation to be paid to the Company’s Chief Executive Officer (the “CEO”), who is James Musbach, and the other four highest paid executive officers of the Company who are Thomas R. McGuire, the Company’s Executive Chairman, Sandra A. Knell, the Company’s Executive Vice President and Chief Financial Officer (“CFO”), Dennis A. Castagnola Executive Vice President—Proprietary Products, and David A. Berger, Executive Vice President—Operations (collectively, the “Named Executive Officers” or the “NEOs”), and (ii) to establish the principles, policies and objectives pursuant to which those determinations are made.

What follows is a discussion and analysis of those principles, policies and objectives, the Committee’s decisions with respect to the compensation that was paid to our NEOs for their service in 2008 and the factors and considerations on which those decisions were based.

Compensation Philosophy

Our Compensation Committee believes that attracting and retaining superior management employees is one of the key determining factors to the success of our business and to the creation of long-term stockholder value. Therefore, in determining the salaries, incentive compensation and benefits to be paid to our NEOs, as well as other key management employees, the Compensation Committee’s primary objectives are to enable us to retain our existing officers and other key management employees, to attract additional officers and other key management personnel when the need to do so arises, and to create incentives for and reward performance that results in improvements in our operating results, builds a foundation for the future growth and success of the Company and increases stockholder value. The Compensation Committee seeks to accomplish these objectives primarily by:

•	Offering meaningful and competitive salaries and employee benefits to our NEOs;

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Establishing incentive compensation plans or programs that create opportunities for our NEOs to earn additional compensation and, thereby, reward NEOs for performance that enables the Company to achieve annual financial goals established by the Compensation Committee or that helps position the Company to achieve future growth and future financial success; and

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Aligning the financial interests of our NEOs with those of our stockholders, primarily through the grant of stock options that reward our NEOs for performance that results in increases in the market price of our common stock, which directly benefits our stockholders.

It is the Compensation Committee’s policy, as well, (i) to submit all equity incentive compensation plans for approval by our stockholders, (ii) to place limits on the number of shares for which options or other equity incentives may be granted under those plans, and (iii) generally to provide for stock-based compensation awards to become exercisable (i.e., vest) in installments over multi-year periods as a means of creating incentives for NEOs to focus on achieving longer term corporate objectives and to remain in our employ.

The Committee considers multiple factors, and no single factor, by itself, is determinative, in setting compensation structure, allocating among principal elements or components of NEO compensation or making specific compensation decisions. Factors that the Committee considers include (i) the Company’s recent and anticipated future financial performance, (ii) each NEO’s responsibilities, recent individual performance and ability to influence the Company’s future financial performance, (iii) available information with respect to trends in executive compensation, (iv) the competitiveness of our NEO’s existing compensation and (v) the consistency of that compensation with the Committee’s overall management compensation philosophy and objectives. Based primarily on those factors, the Committee then uses its business judgment to arrive at NEO compensation decisions that it believes will appropriately compensate our NEOs, ensure that we have appropriate human resources to execute on our business plans and, at the same time, will be in the best interests of the Company and our stockholders.

Elements of NEO Compensation

NEO compensation generally is made up of three elements or components: (i) base salary; (ii) annual non-equity incentive compensation generally in the form of cash bonuses the payment and amounts of which depend on the Company’s financial performance or, in some cases, on the individual performance of the NEOs; and (iii) equity compensation awards, which have historically been in the form of stock option grants. We believe that the combination of these three elements enhances the Company’s ability to retain existing and attract new key management employees in the competitive local and national markets and to balance their motivation to execute on immediate goals while remaining conscious of our strategic objectives and longer term goals.

The allocation of NEO compensation among those elements is based on a number of factors, including competitive market conditions and the positions of the NEOs in terms of their ability to influence our financial performance. Generally, the more senior an executive is, the greater the percentage of his or her compensation that will be at risk, either in the form of non-equity incentives or equity compensation. As a result, among management employees, our NEOs have the highest percentage of their total compensation at risk and a higher percentage of total compensation allocated to equity compensation. We believe that this is appropriate, because our NEOs have more influence over whether or not we achieve our strategic imperatives and longer-term goals.

NEO Compensation Review and Determination Process

Early in the first quarter of the fiscal year, the Executive Chairman prepares and submits to the Compensation Committee, for its consideration, his recommendations with respect to the compensation of the other NEOs (including the CEO) for the year, including with respect to (i) their annual base salaries, (ii) the amount of the bonus pool to be established and the threshold, target and maximum earnings goals which will determine the amounts (if any) of annual non-equity incentive compensation awards they can earn, and (iii) the granting of stock options to them.

The Committee takes the recommendations under advisement and makes its own decisions with respect to the compensation that each of those NEOs will receive or, in the case of non-equity incentive compensation awards, will have the opportunity to earn during such year based on the principles and policies described above and an evaluation of the potential impact that its compensation decisions will have on the Company’s financial performance and on its ability to retain its NEOs.

Determinations with respect to the Executive Chairman’s compensation follow the same methodology as that of other NEOs; however, his performance is evaluated and any changes in his compensation are independently determined and voted on by the Compensation Committee, without his participation.

Salaries and Employee Benefits

In order to retain our NEOs and other key management employees, and to be able to attract additional well-qualified executives when the need arises, we strive to offer salaries and health care and other employee benefits to our NEOs and other key management employees which are competitive with those offered by comparable businesses. In establishing salaries for our NEOs, the Compensation Committee reviews (i) their historical performance; and (ii) available information regarding prevailing salaries offered by comparable businesses.

Another factor which is considered in establishing the salaries and employee benefits of our executive officers is the cost of living in the San Francisco Bay Area where the Company is headquartered, which generally is higher than in other parts of the country.

Effective September 1, 2008, the Compensation Committee approved: (i) an increase of 3% in the annual base salary of Ms. Knell, the Company’s Executive Vice President and CFO, to $206,000 and (ii) increases of approximately 9% in the annual base salaries of Messrs. Castagnola and Berger, who are the other Executive Vice Presidents of the Company, to $185,000 and $170,000, respectively. The purposes of these salary increases were to make their annual base salaries more competitive, and to recognize and reward them for their past service and individual performance as executive officers of the Company, which the Compensation Committee believes is important to the ability of the Company to retain these officers in the Company’s employ, particularly in the face of an increasingly difficult and challenging economic and market environment. Additionally, in deciding to approve those salary increases, the Committee took into account that the aggregate amount of those increases would be more than offset by voluntary reductions by Messrs. McGuire and Musbach in their annual base salaries, which are described under the caption “Compensation of Executive Chairman and Chief Executive Officer” below.

In January 2009, however, each of the NEOs agreed to reduce their annual base salaries by 10% in conjunction with a 10% “across-the-board” reduction in salaries and wages throughout the Company. As a result, the 2009 annual base salaries of Ms. Knell and Messrs. Castagnola and Berger are now $185,400, $166,500 and $153,000, respectively, which are less than their respective annual base salaries that were in effect immediately preceding their salary increases that were approved in September 2008.

Non-Equity Incentive Compensation

The Compensation Committee believes that, as a general rule, annual non-equity compensation, in excess of base salaries, should be made dependent primarily on the Company’s financial performance for, or the individual performance of the NEOs during, the year for which the non-equity incentive compensation is being paid. Accordingly, the Committee has followed the practice of establishing, early in each fiscal year, an annual non-equity incentive compensation plan for our NEOs. For 2008, the plan established a “threshold” pre-tax earnings goal and provided that if that goal was achieved, a bonus pool would be established from which incentive compensation awards would be paid to our NEOs. Moreover, the plan provided for increases in the bonus pool, and in the amounts of the incentive compensation awards that would become payable therefrom, if and to the extent that the “threshold” pre-tax earnings goal was exceeded, subject to a ceiling on the amount of the non-equity compensation award that each NEO could receive under the plan.

The earnings goal for each year’s non-equity incentive compensation plan has been established on the basis of the annual operating plan for that year, which is initially developed by management and then is submitted to the Board of Directors for its review, possible modification and approval. The annual operating plan is designed to maximize the profitability of the Company within the constraints of prevailing economic and market conditions. In establishing the annual operating plan, the Board reviews prevailing economic and market conditions and trends and other factors which, based on historical experience, can be expected to affect the Company’s revenues and profitability, including, for example, consumer confidence, the availability and prices of gasoline and the availability and cost of consumer credit, all of which affect the demand for our products and, hence, our sales and profitability. Other factors considered in the development of the annual operating plan include historical operating costs, as adjusted for anticipated increases in costs resulting from pricing changes by vendors or changes in economic conditions, cost savings that management or the Board believe can be realized during the fiscal year, and competitive conditions in the Company’s markets. The Compensation Committee believes that, by taking all of these factors into account, the earnings goals for the non-equity incentive compensation plan can be established at what are believed to be realistic levels so as to make the incentives under the plan relevant and meaningful to the NEOs and to avoid unduly penalizing them for conditions outside of their control.

At the time or shortly after the Compensation Committee establishes the earnings goal under the annual non-equity incentive compensation plan, it also provides to each NEO a schedule of the potential plan awards that the NEO can earn on the basis of the Company’s earnings for the fiscal year for which the plan is adopted. The amount of the potential plan awards are based on each plan participant’s position and responsibilities with the Company and the Committee’s assessment of their likely contributions to the achievement of the annual earnings goal.

On occasion, discretionary bonuses are awarded by the Compensation Committee on the basis of the achievement by an NEO of specific objectives within his or her area of responsibility. For example, an NEO may receive a bonus award for his or her efforts in achieving greater than anticipated cost savings, or establishing new or expanding existing markets for the Company’s products. No such awards were made for 2008.

2008 Non-Equity Incentive Compensation Plan

The 2008 Non-Equity Incentive Compensation Plan (the “2008 Cash Incentive Plan”) provided that if the Company generated pre-tax earnings (before any accrual for incentive compensation that might be awarded under the Plan) of at least $1.8 million in 2008 (the “Earnings Threshold”), a bonus pool would be established for the NEOs under the Plan in an amount of approximately 6% of such pre-tax earnings, and each NEO would have received an incentive compensation award in an amount approximately equal to 10% of his or her annual base salary for 2008. The Plan further provided that, if 2008 pre-tax earnings were to exceed the Earnings Threshold, then the bonus pool would have been increased to an amount equal to approximately 7% of the Company’s pre-tax earnings for the year, and the Committee would have had the discretion to determine the amount of each NEO’s non-equity incentive compensation award under the 2008 Cash Incentive Plan based on such factors as the Committee deemed to be relevant, which could have included, in addition to the amount of the Company’s 2008 pre-tax earnings, the NEO’s position and level of responsibilities with the Company, salary level and individual performance. However, the maximum incentive compensation award that any NEO could receive under 2008 Cash Incentive Plan would have been the lesser of $300,000 or 80% of the NEO’s annual base salary for 2008. Under the 2008 Cash Incentive Plan, pre-tax earnings were to be determined in accordance with the same generally accepted accounting principles that are used to prepare the Company’s annual financial statements that are filed with the SEC.

In 2008, however, the Earnings Threshold was not achieved and, accordingly, neither our CEO nor any of the other NEOs was granted a compensation award under the 2008 Cash Incentive Plan. See “Summary Compensation Table” below.

Stock Option and Equity-Based Compensation Plans

In order to more closely align the financial interests of our NEOs with those of our stockholders and to provide incentives that reward NEOs based on the longer-term financial performance of the Company and the market price performance of our shares, the Committee grants options to purchase shares of our common stock to the NEOs on a periodic basis. In the view of the Compensation Committee, stock option grants, in particular, reward senior executives and other key management employees for performance that results in increases in the market price of our common stock, which directly benefits all stockholders. Moreover, options generally are granted on terms which provide that they will become exercisable in cumulative annual installments over a three-to-five year period. The Compensation Committee believes that this feature of the option grants provides an incentive for NEOs and other key management employees to remain in the employ of the Company.

Timing of Option Grants

It is the Compensation Committee’s policy to grant options only at regularly scheduled meetings of the Committee except that stock options are sometimes granted upon the employment of newly hired executive officers. All of the option grants to the NEOs and other key management employees in 2008 were made at the first regularly scheduled meeting of the Compensation Committee held in the first quarter of that year.

Perquisites and Other Compensation

During 2008, Messrs. McGuire, Musbach and Castagnola each received an automobile allowance in the amount of $500 per month to reimburse them for their personal expenses resulting from their use of their own automobiles on Company business. No other perquisites, or “perks” were provided to our NEOs in 2008.

Compensation of Executive Chairman and Chief Executive Officer

Thomas R. McGuire.    Mr. McGuire was the Company’s Chief Executive Officer until April 2008, when he relinquished that position to make it possible for the Board to promote Jim Musbach to the position of CEO pursuant to the Board’s management succession program. At the same time, Mr. McGuire was appointed the Company’s Executive Chairman, which is a full time management position with the Company. In 2008, Mr. McGuire’s annual base salary was $360,000. However, Mr. McGuire voluntarily reduced his annual base salary on two occasions in 2008, as his contribution to a cost reduction program adopted by the Board in response to the economic recession and credit crisis which were adversely affecting the Company’s results of operations and cash flows (the “Cost Reduction Program”): (i) a $50,000 reduction, effective June 1, 2008, bringing his annual base salary from $360,000 to $310,000 and (ii) an additional $60,000 reduction, effective December 1, 2008, bringing his annual base salary from $310,000 to $250,000, which is 30% lower than the amount of his annual base salary at the beginning of 2008. As a result, the salary paid to Mr. McGuire in 2008 totaled approximately $331,000, as compared to $360,000 in 2007. Moreover, the full benefits to the Company, in terms of cost savings, of these salary reductions will be reflected in 2009.

In January 2009, Mr. McGuire voluntarily reduced his annual base salary by an additional 10% in conjunction with a 10% “across-the-board” reduction in salaries and wages throughout the Company. As a result, Mr. McGuire’s 2009 annual base salary is now $225,000, which is 37.5% lower than the amount of his annual base salary at the beginning of 2008.

Mr. McGuire did not receive any non-equity incentive or bonus compensation for 2008, because the Company failed to achieve the “Earnings Threshold required for NEOs to receive any incentive compensation under the 2008 Cash Incentive Plan.

In 2008, the Compensation Committee granted Mr. McGuire a stock option to purchase up to 20,000 shares of Company common stock at an exercise price equal to 100% of the closing price of the Company’s shares on the American Stock Exchange on the date of its grant. The option will vest (that is, becomes exercisable) in three approximately equal cumulative annual installments, of approximately 6,666 shares each, commencing on the first anniversary of the date of grant. The stock option will expire, if not exercised, by the fifth anniversary of the date of grant, unless the option is sooner exercised by him or is terminated as a result of a cessation of Mr. McGuire’s service with the Company. In all other respects, the terms of the option are governed by the Company’s stockholder-approved 2008 Equity Incentive Plan.

As noted above, the only perquisite received by Mr. McGuire in 2008 was an automobile allowance of approximately $500 per month as reimbursement to him for the personal expenses he incurred in using his own automobile on Company business.

Chief Executive Officer.    Mr. Musbach served as the Company’s President and Chief Operating Officer until April 2008, when he was promoted to Chief Executive Officer. He also retains the position of President of the Company. Although, the Compensation Committee approved an increase in Mr. Musbach’s base annual salary from $250,000 to $300,000 in conjunction with his promotion to CEO, he declined to accept that increase as his contribution to the Company’s Cost Reduction Program. As a result, his base annual salary in 2008 was $250,000, unchanged from his base annual salary in 2007 and 2006.

In January 2009, Mr. Musbach voluntarily reduced his annual base salary by 10% in conjunction with a 10% “across-the-board” reduction in salaries and wages throughout the Company. As a result, Mr. Musbach’s 2009 annual base salary is now $225,000, which is lower than the annual salary he received in 2008, 2007 and 2006.

Like the other NEOs, Mr. Musbach did not receive a non-equity incentive compensation award under the 2008 Cash Incentive Plan, because the Company was unable to achieve the 2008 Earnings Threshold under that Plan. In 2008, the Compensation Committee granted Mr. Musbach a stock option to purchase up to 20,000 shares of Company common stock at an exercise price equal to 100% of the closing price of the Company’s shares on the AMEX on the date of its grant. In all other respects the terms of that option, including the vesting and termination provisions, were identical to the terms of the option granted to Mr. McGuire in 2008, as described above.

The only perquisite received by Mr. Musbach in 2008 was an automobile allowance of approximately $500 per month as reimbursement to him for the personal expenses he incurred in using his own automobile on Company business.

Employment, Severance and Change of Control Agreements

We do not have any employment agreements, severance agreements or change of control agreements with any of our NEOs, except that Mr. Musbach would become entitled to receive severance compensation in an amount equal to one year’s annual base salary, if a change of control of the Company were to be consummated prior to September 25, 2009 and his employment was terminated in connection with or as a result of the change of control.

Accounting and Tax Considerations

Tax and accounting implications are taken into consideration in the design and implementation of our management compensation programs. In accordance with SFAS No. 123R, we recognize a charge to earnings for financial reporting purposes when stock options are granted.

In addition, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid in any year to the Company’s CEO and any of the next three highest paid executive officers. However, in determining whether any of those officers have received compensation in excess of $1,000,000 in any year, “qualified performance-based compensation” (as defined in Section 162(m) of the Code), such as the value of any stock option grants under our stockholder approved stock incentive plans, would be excluded from each such officer’s compensation for purposes of Section 162(m) of the Code. To date, none of those NEOs has received compensation that would trigger the deductibility limitation of Section 162(m). However, if any of our executive compensation decisions were to implicate Section 162(m) of the Code, we would consider the potential effects of Section 162(m) on the Company when making those decisions. Moreover, it is our intention that substantially all executive compensation be designed to constitute “qualified performance-based compensation” and, therefore, tax deductible under Section 162(m), for so long as doing so is consistent with our overall compensation objectives. All 2008 executive compensation expense was deductible for income tax purposes (other than stock option grants, the taxability, and hence the deductibility, of which is deferred under the tax laws at least until the options are exercised). However, to maintain flexibility in compensating our executive officers in a manner designed to promote our compensation goals and objectives, our policy does not require that all executive compensation be deductible for income tax purposes.

Compensation Committee Interlocks and Insider Participation

In fiscal 2008, each of the members of the Compensation Committee qualified as an independent director (within the meaning of applicable AMEX rules). No executive officer of the Company served on the board of directors or compensation committee of any corporation or other entity which has one or more executive officers serving as members of the Company’s Board of Directors or of its Compensation Committee.

Summary Compensation Table

The following table sets forth the compensation received in the years ended December 31, 2008, 2007 and 2006 by the Company’s Chief Executive Officer, and the other executive officers whose aggregate cash compensation for services rendered to the Company in all capacities in 2008 exceeded $100,000 (collectively, the “NEOs” or “Named Executive Officers”):

Name and Principal Position	Year	Salary	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Thomas R. McGuire(1)	2008	$330,770	$22,780	$—	$5,980	$359,530
Executive Chairman and CEO	2007	360,000	18,540	—	5,980	384,520
	2006	306,950	10,730	85,000	6,450	409,130

James Musbach(2)	2008	$250,000	$40,800	$—	$5,980	$296,780
President, CEO and Chief	2007	250,000	36,560	—	2,180	288,740
Operating Officer	2006	62,500	3,604	—	—	66,104

Sandra A. Knell	2008	$201,340	$21,560	$—	$—	$222,900
EVP and Chief Financial Officer	2007	200,000	18,540	—	—	218,540
	2006	187,020	9,910	58,000	450	255,380

Dennis A. Castagnola	2008	$173,350	$21,560	$—	$5,980	$200,890
EVP—Proprietary Products	2007	166,670	18,540	—	9,770	194,980
	2006	154,230	9,800	43,000	12,570	219,600

David A. Berger	2008	$159,120	$21,560	$—	$—	$180,680
EVP—Operations	2007	151,380	18,540	—	—	169,920
	2006	139,610	9,800	43,000	450	192,860

(1)	Effective April 7, 2008, Mr. McGuire was appointed as Executive Chairman, a full time management position with the Company, in conjunction with the promotion of Mr. Musbach to the position of CEO in furtherance of the Board’s management succession plan. There was no change made to Mr. McGuire’s compensation in connection with that change in his position. However, effective June 1, 2008, Mr. McGuire voluntarily reduced his annual base salary by $50,000 to $310,000 and effective December 1, 2008, he voluntarily reduced his annual base salary further, by $60,000, to $250,000 as his contributions to a Company cost reduction program.

(2)	Effective April 7, 2008, Mr. Musbach was promoted to the position of CEO. Although, as a result of that promotion, the Compensation Committee approved an increase in his annual base salary to $300,000, Mr. Musbach declined to accept that increase as his contribution to a Company cost reduction program. Mr. Musbach joined the Company as its President and Chief Operating Officer in September 2006. As a result, he received approximately 3-1/2 months of his annual base salary (which was paid at a rate of $250,000 per year) for 2006 and he was not eligible to participate in the 2006 Non-Equity Incentive Compensation Plan.

(3)	The amounts in this column represent the compensation expense recognized by the Company for financial reporting purposes pursuant to SFAS No. 123R during 2008, 2007 and 2006 in connection with grants of equity-based compensation awards in those years and the vesting in each of those years of equity awards granted in previous years. Pursuant to applicable SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Information regarding the assumptions on which such expense was determined is contained in Note E to the Company’s Consolidated Financial Statements contained in the 2008 Annual Report to Stockholders that accompanies this Proxy Statement.

(4)

None of the NEOs received any non-equity incentive compensation awards for 2008 or 2007, as the Company failed to achieve the Earnings Thresholds established under the Non-Equity Incentive Compensation Plans that were adopted by the Compensation Committee for those years. Information regarding the Committee’s determinations under the 2008 Plan is contained in the Compensation Discussion and Analysis set forth above. The Company’s 2006 earnings exceeded the Earnings Threshold established under the 2006 Non-Equity Incentive Compensation Plan and, as a result, the NEOs received the respective non-equity incentive compensation awards shown in above table for 2006.

(5)	The other compensation received by Messrs. McGuire, Musbach and Castagnola in 2008 consisted solely of automobile allowances as reimbursements to them of the expenses they incurred in using their personal automobiles on Company business.

Narrative to Summary Compensation Table

Additional information regarding the determinations made by the Compensation Committee with respect to the compensation paid to the NEOs for 2008 is contained in the Compensation Discussion and Analysis set forth above.

Grants of Plan-Based Awards in 2008

The following table sets forth information regarding the 2008 Non-Equity Incentive Compensation Plan and the equity incentive awards granted to each of the NEOs in 2008.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)			Equity Incentive Awards
Named Executive Officers	Threshold	Target(2)	Maximum(2)	Grant Date	All Other Option Awards: # of Shares underlying Options(3)	Exercise or Price of Option Awards ($/Share)(4)	Grant Date Fair Value of Option Awards($)
Thomas R. McGuire	$36,000	$50,000	$288,000	3/6/08	20,000	$5.20	$1.34
James Musbach	$25,000	$38,000	$200,000	3/6/08	20,000	$5.20	$1.34
Sandra A. Knell	$20,000	$34,000	$160,000	3/6/08	10,000	$5.20	$1.34
Dennis A. Castagnola	$17,300	$25,000	$138,680	3/6/08	10,000	$5.20	$1.34
David A. Berger	$15,900	$25,000	$127,300	3/6/08	10,000	$5.20	$1.34

(1)	These are the range of incentive compensation awards that the NEOs could have earned under the 2008 Non-Equity Incentive Plan (the “2008 Non-Equity Incentive Plan”), had the Threshold, Target or Maximum earnings goals been achieved. The Company did not achieve the Threshold earnings goal established under that Plan and, as a result, none of the NEOs received any non-equity incentive awards under the 2008 Non-Equity Incentive Plan or any other non-equity incentive or bonus compensation for 2008.

(2)	The amounts in these columns are estimates of the incentive compensation awards that each of the NEOs would have received under the 2008 Non-Equity Incentive Plan if the Company’s pre-tax earnings had exceeded the Threshold earnings goal for 2008. However, the specific terms of that Plan provided that, in such an event, the Compensation Committee would have had the discretion to determine the respective amounts of the non-equity incentive compensation awards that would have been made to each NEO, based on a number of factors, which could have included, not only the amount of the Company’s 2008 pre-tax earnings, but also each NEO’s position and level of responsibilities with the Company, salary level, and individual performance, subject to a maximum bonus in an amount equal to the lesser of $300,000 or 80% of the NEO’s annual base salary for 2008. See “Compensation Discussion and Analysis—2008 Non-Equity Incentive Plan” above.

(3)	Each of these options becomes exercisable (“vests”) in three annual cumulative installments of 33.3% of the respective number of shares subject to those options, commencing one year after their respective dates of grant, and will expire on the fifth anniversary of the respective dates of grant, unless sooner exercised or terminated.

(4)	Each option grant was made at an exercise price equal to 100% of the per share closing price of our common stock on the date of the grant as reported by the American Stock Exchange (AMEX).

Narrative to Grants of Plan Based Awards Table

Additional information relating to the 2008 Non-Equity Incentive Compensation Plan and the stock option grants to our NEOs in 2008 is contained in the Compensation Discussion and Analysis and the Summary Compensation Table set forth above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options that had been granted to our NEOs and were outstanding as of the end of fiscal year 2008.

	Grant Dates	Number of Shares Underlying Unexercised Options at Year-End		Option Exercise Price ($)(1)	Option Expiration Date
Named Executive Officer		Exercisable	Unexercisable
Thomas R. McGuire	1/08/2004	—	5,000(2)	$6.10	1/08/2014
	2/17/2005	2,500	2,500(3)	$7.29	2/17/2015
	2/28/2006	5,000	5,000(4)	$7.25	2/28/2011
	3/08/2007	3,750	11,250(5)	$8.33	3/08/2012
	3/06/2008	—	20,000(6)	$5.20	3/06/2013

James Musbach	11/15/2006	25,000	25,000(7)	$7.99	11/15/2011
	3/08/2007	3,750	11,250(5)	$8.33	3/08/2012
	3/06/2008	—	20,000(6)	$5.20	3/06/2013

Sandra A. Knell	1/08/2004	—	5,000(2)	$6.10	1/08/2014
	2/17/2005	2,500	2,500(3)	$7.29	2/17/2015
	2/28/2006	5,000	5,000(4)	$7.25	2/28/2011
	3/08/2007	3,750	11,250(5)	$8.33	3/08/2012
	3/06/2008	0	10,000(6)	$5.20	3/06/2013

Dennis A. Castagnola	4/20/1999	10,000	—	$2.25	4/20/2009
	2/29/2000	12,500	—	$2.06	2/28/2010
	1/08/2004	—	5,000(2)	$6.10	1/08/2014
	2/17/2005	2,500	2,500(3)	$7.29	2/17/2015
	2/28/2006	5,000	5,000(4)	$7.25	2/28/2011
	3/08/2007	3,750	11,250(5)	$8.33	3/08/2012
	3/06/2008	—	10,000(6)	$5.20	3/06/2013

David A. Berger	4/20/1999	10,000	—	$2.25	4/20/2009
	2/29/2000	12,500	—	$2.06	2/28/2010
	1/08/2004	—	5,000(2)	$6.10	1/08/2014
	2/17/2005	2,500	2,500(3)	$7.29	2/17/2015
	2/28/2006	5,000	5,000(4)	$7.25	2/28/2011
	3/08/2007	3,750	11,250(5)	$8.33	3/08/2012
	3/06/2008	—	10,000(6)	$5.20	3/06/2013

(1)	Represents the closing market price of our common stock on the respective dates of grant.

(2)	These options became fully vested on January 8, 2009, just after the end of 2008.

(3)	These options are scheduled to become exercisable on February 17, 2010.

(4)	These options are scheduled to become exercisable on February 28, 2010.

(5)	These options are scheduled to become exercisable in two equal installments on March 8, 2010 and March 8, 2011, respectively.

(6)	These options are scheduled to become exercisable in two approximately equal installments on March 6, 2010 and March 6, 2011, respectively.

(7)	These options are scheduled to become exercisable in two equal annual installments, on November 15, 2009 and 2010, respectively.

Option Exercises in 2008

None of the NEOs exercised any options during 2008.

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our NEOs or other employees. Our NEOs, as well as all other full time employees, are eligible to participate in our 401(K) defined contribution plan on a non-discriminatory basis. The Company did not make any matching contributions to the 401(K) plan for 2008.

Nonqualified Deferred Compensation Plans

We do not offer any nonqualified deferred compensation programs to our NEOs or any other employees.

Potential Payments on Termination or Change of Control

We currently do not have employment agreements, severance agreements, change of control agreements or any other form of agreement with our NEOs which provide for the payment of compensation or non-equity awards or the provision of benefits on a termination of employment or as a result of a change of control transaction, except that Mr. Musbach would become entitled to severance compensation in an amount equal to one year’s annual base salary, if a change of control of the Company was to be consummated prior to September 25, 2009 and his employment was terminated in connection with or as a result of such change of control. Accordingly, if a change of control of the Company had occurred on December 31, 2008 and Mr. Musbach’s employment had been terminated as a result thereof, Mr. Musbach would have become entitled to receive a $250,000 severance payment.

Our stock incentive plans provide that all unvested options, whether held by the NEOs or other employees, will become vested on a change of control of the Company unless the party acquiring control of the Company agrees to assume or substitute comparable equity incentives for those outstanding options on terms approved by the Compensation Committee.

Director Compensation

Only non-employee directors receive compensation for service on the Board of Directors and Committees of the Board. In 2008, non-employee directors were paid a retainer of $8,000 per year and a fee of $2,000 for (i) attendance at each Board of Directors’ meeting, and (ii) each Committee meeting that was held on a date other than a date on which a Board meeting was held. Non-employee directors were reimbursed for their out-of-pocket expenses incurred in attending those meetings.

Pursuant to the Company’s stockholder-approved employee stock incentive plans, each year each non-employee director is automatically granted an option to purchase 2,000 shares of common stock at an exercise price that is equal to the per share closing price of the Company’s shares on the date of grant, as reported by AMEX. These options become fully exercisable six months after the date of grant. Upon joining the Board, any new non-employee director is granted an option to purchase 2,000 shares, which becomes exercisable in full one year after the date of grant.

The following table sets forth, for each non-employee director, information regarding the cash compensation paid and the stock options granted for service on the Board and its Committees during 2008.

Name	Fees Earned or Paid in Cash(1)	Option Awards ($)(2)	All Other Compensation	Total
John W. Casey	$24,000	$3,080	—	$27,080
Leonard P. Danna	$24,000	$3,080	—	$27,080
Ben A. Frydman	$24,000	$3,080	—	$27,080
Robert S. Throop	$24,000	$3,080	—	$27,080

(1)	This column reports the amount of cash compensation earned in 2008 for Board and Committee service.

(2)	Amounts shown reflect the compensation cost recognized in 2008 with respect to stock option awards granted during 2008 and previous years, as determined in accordance with FASB No. 123R (except that estimated forfeitures have been disregarded for this purpose). The assumptions used to determine these amounts are discussed in Note E to our Consolidated Financial Statements contained in the 2008 Annual Report to Stockholders that accompanies this Proxy Statement. There were no forfeitures of stock options by our directors during 2008.

Certain Transactions

During 2008 there was no transactions or any series of related transactions engaged in by the Company in which any NEO or Director of the Company or holder of more than 10% of our common stock, or any member of the immediate family or any affiliates of any of the foregoing persons, had any direct or indirect material interest, nor are there any such transactions currently contemplated by the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed, with management, the Compensation Discussion and Analysis set forth above, and, based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
of the Board of Directors:

John W. Casey, Chairman
Robert S. Throop
Leonard P. Danna

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2008 (the “2008 Financial Statements”).

Audit Committee Report

The Audit Committee reviewed and discussed the 2008 Financial Statements with management and with Burr Pilger & Mayer LLP, the Company’s independent registered public accountants (“Burr Pilger”). In addition, the Audit Committee discussed with Burr Pilger the matters required pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), the written disclosures and the letter from Burr Pilger required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding Burr Pilger’s communications with the audit committee concerning independence and has discussed the independence disclosures and that letter with Burr Pilger, which did not perform any non-audit services for the Company in 2008. Based solely on the Audit Committee’s review of the matters noted above and its discussions with Burr Pilger and the Company’s management, the Audit Committee recommended to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The foregoing report is qualified by the following discussion of the role and responsibilities of the Audit Committee.

The Role and Responsibilities of the Audit Committee

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Burr Pilger is responsible for auditing the financial statements and for expressing an opinion as to whether the financial statements present fairly the consolidated financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States.

By contrast, the Audit Committee’s duty is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine whether the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. With the exception of Mr. Danna, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and none of the Audit Committee members, including Mr. Danna is, and none of them represents himself to be, performing the functions of auditors or accountants for the Company.

Accordingly, in rendering this report, the Audit Committee relied, without independent verification, on the information provided to them and on the representations made by management and Burr Pilger. Moreover, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Respectfully Submitted,

Leonard P. Danna

Robert S. Throop

John W. Casey

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing reports of the Compensation Committee and the Audit Committee shall not be incorporated by reference into any such filings.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee has appointed the accounting firm of Burr Pilger & Mayer LLP (“Burr Pilger”) to serve as the Company’s independent registered public accountants and, in that capacity, to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2009. Burr Pilger performed the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007. A representative of Burr Pilger is expected to attend the Annual Meeting, and will be afforded an opportunity to make a statement and to respond to appropriate questions from stockholders in attendance at the Meeting.

Proposal to Ratify Appointment of Independent Registered Public Accountants

A proposal will be presented at the Annual Meeting to ratify the Audit Committee’s appointment of Burr Pilger as the Company’s independent registered public accountants for the fiscal year ending December 31, 2009. Although ratification by stockholders is not a prerequisite to the power and authority of the Audit Committee to appoint Burr Pilger as the Company’s independent registered public accountants, the Company considers such ratification to be desirable. In the event of a negative vote on such ratification, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Audit and Other Services Rendered and Related Fees

Burr Pilger served as the Company’s independent registered public accounting firm for the years ended December 31, 2008 and 2007. Set forth below is information regarding the services it rendered and the fees it received for those services in 2008 and 2007, respectively.

Audit Services.    During fiscal 2008 and fiscal 2007, Burr Pilger rendered audit services to us, which consisted of the annual audit of our consolidated financial statements for the fiscal years ended December 31, 2008 and December 31, 2007, respectively, and reviews of our interim consolidated financial statements that were included in our Quarterly Reports on Form 10-Q filed with the SEC for the first three quarters of each of those years. Fees paid for those services totaled $248,400 for 2008 and $230,200 for 2007.

Audit Related Services.     Burr Pilger did not provide any audit related services to us during 2008 or 2007.

Other Services.    Burr Pilger did not render any other services to us in fiscal 2008 or 2007.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve services to be performed by the Company’s independent registered public accountants in the categories of audit services, audit-related services, tax services and other services. This policy is designed to ensure that the provision of any non-audit services does not impair the independence of the Company’s registered public accounting firm. Additionally, the Audit Committee will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

SOLICITATION

We will pay the costs of soliciting proxies from our stockholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, Company directors, officers and employees (who will not receive any additional compensation therefor) may communicate with stockholders, brokerage houses and others by telephone, email, telegraph or in person, to request that proxies be furnished. We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares.

STOCKHOLDER PROPOSALS

Under Securities Exchange Act Rule 14a-8, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2010 Annual Meeting of Stockholders must provide the Company with a written copy of that proposal by no later than 120 days before the first anniversary of the release of Company’s proxy materials for the 2009 Annual Meeting. However, if the date of our Annual Meeting in 2010 changes by more than 30 days from the first anniversary of the date on which our 2009 Annual Meeting is held, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for our 2010 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested stockholders should refer.

OTHER MATTERS

We are not aware of any other matters to come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement is properly submitted to a vote of stockholders at the Meeting, the proxyholders named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

ANNUAL REPORT

The 2008 Annual Report to Stockholders of the Company is being sent with this Proxy Statement to each stockholder of record as of July 16, 2009. The Annual Report is not to be regarded as proxy solicitation material.

By Order of the Board of Directors

Sandra A. Knell
Executive Vice President & Secretary

July 23, 2009

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, AS AMENDED TO DATE, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 AND AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED (WITHOUT EXHIBITS) TO STOCKHOLDERS, AT NO CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY, THE COAST DISTRIBUTION SYSTEM, INC., 350 WOODVIEW AVENUE, MORGAN HILL, CALIFORNIA 95037.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THE COAST DISTRIBUTION SYSTEM, INC.

Solicited by the Board of Directors

2009 Annual Meeting of Stockholders - August 25, 2009

The undersigned hereby revokes all previously granted proxies and appoints James Musbach, Robert S. Throop and Leonard P. Danna, and each of them, individually, as attorneys and Proxies of the undersigned, with full power of substitution, to vote, as designated on the other side of this Proxy, all of the shares of common stock of The Coast Distribution System, Inc. which the undersigned is entitled to represent and vote at its Annual Meeting of Stockholders to be held at the Executive Offices of the Company, 350 Woodview Avenue, Morgan Hill, California, on Tuesday, August 25, 2009, at 10:00 A.M., Pacific Time, and at any postponements or adjournments thereof, to the same effect as if the undersigned were present and voting at the Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER ON THE REVERSE SIDE OF THIS PROXY. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION, AS DIRECTORS, OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY, AND “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE NOMINEES FOR ELECTION OF THE DIRECTORS FOR WHOM AUTHORITY TO VOTE HAS NOT BEEN WITHHELD AND TO VOTE ON ALL OTHER MATTERS WHICH MAY BE VOTED ON BY STOCKHOLDERS AT THE ANNUAL MEETING.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

IMPORTANT – PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS PROXY CARD.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

    Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Class III Directors:	01 - Thomas R. McGuire	02 - Ben A. Frydman	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS:	☐	☐	☐

IN THEIR DISCRETION, ON ANY OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in fiduciary capacities should state their titles as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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